Exhibit (g)(8)

CONFORMED

AMENDMENT TO CUSTODY AGREEMENT

This Amendment, effective as of September 6, 2017 (the “Amendment”), is entered into by and between, STATE STREET BANK AND TRUST COMPANY, (the “Custodian”) and DOMINI INVESTMENT TRUST (F/K/A DOMINI SOCIAL INVESTMENT TRUST), a business trust established under the laws of the Commonwealth of Massachusetts (the “Fund”)

WHEREAS, the Custodian and the Customer entered into a Custody Agreement dated as of June 16, 1993, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	The Agreement is amended by deleting the language in Section 13(a) of the Agreement in its entirety and replacing it with the following:

“(a) This Agreement shall remain in full force and effect for an initial term ending September 30, 2018 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to a Fund or a Portfolio.

Either party may terminate this Agreement as to a Fund or a Portfolio: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within ninety (90) days’ written notice being given by the non-breaching party of the breach, or (ii) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.”

2.	The Custodian and the Customer hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

DOMINI INVESTMENT TRUST

By: /s/Carole M. Laible

Name: Carole M. Laible Title: Treasurer and Vice President

STATE STREET BANK AND TRUST COMPANY

By:  /s/Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President